Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of September 26, 2011 (this “First Supplemental Indenture”), among Platinum Energy Solutions, Inc., a Nevada corporation (“PES”), Platinum Pressure Pumping, Inc., a Delaware corporation (the “Guarantor”), and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”) and Collateral Agent (“Collateral Agent”) under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, PES and the Guarantor have heretofore executed and delivered to the Trustee the indenture, dated as of March 3, 2011 (the “Indenture”), pursuant to which PES issued and the Guarantor guaranteed $115,000,000 in aggregate principal amount of 14.250% Senior Secured Notes due 2015 (the “Notes”);

WHEREAS, the first interest payment on the Notes, which was due on September 1, 2011, was capitalized and added to the principal amount of the Notes pursuant to the terms of the Notes, and as a result of such capitalization on September 1, 2011 an additional $8,102,711 in Notes were issued as a result of which $123,102,711 in aggregate principal amount of Notes were outstanding following such capitalization;

WHEREAS, PES and the Guarantor have authorized the issuance of $50,000,000 in Additional Notes pursuant to the Indenture;

WHEREAS, Section 9.01(a)(7) of the Indenture allows PES, the Guarantors and the Trustee to amend or supplement the Indenture Documents without the consent of any Holder of Notes, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture;

WHEREAS, as a condition to issuing the Additional Notes, PES wishes to amend Section 4.09(b)(7) of the Indenture in order to (a) increase permitted Indebtedness thereunder from $35,000,000 to $50,000,000 in aggregate principal amount to allow for the issuance of the above-referenced Additional Notes, and clarify that such amount will be exhausted in full by the issuance of the Additional Notes (and remove the proviso as to use of proceeds of such indebtedness solely for the purpose of acquiring equipment), and (b) eliminate the requirement that the Indebtedness created by such Additional Notes is used by PES or any of its Restricted Subsidiaries solely for the purpose of acquiring equipment; and PES also wishes to amend the covenant contained in Section 4.24 of the Indenture as described herein;

WHEREAS, Sections 9.02 and 2.09 of the Indenture permit PES, the Guarantors and the Trustee to amend or supplement the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (other than Notes owned by PES or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with PES or any Guarantor (“Affiliate”));

WHEREAS, PES has conducted a consent solicitation to provide for such amendments to the Indenture;

WHEREAS, the Holders of at least a majority in aggregate principal amount of the Notes outstanding (other than Notes so owned by PES, any Guarantor or any Affiliate) as of the record date established for such consent solicitation have consented to such amendments; and

WHEREAS, all other acts and proceedings required by law and the Indenture necessary to authorize the execution and delivery of this First Supplemental Indenture a valid and binding supplement to the Indenture according to the terms of the Indenture have been complied with or have been duly done or performed.

NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AMENDMENTS TO THE INDENTURE.

a. Indebtedness. Paragraph (b)(7) of Section 4.09 of the Indenture is hereby amended and restated in its entirety so as to read as follows:

“(7) on or after September 1, 2011, the incurrence by PES or any of its Restricted Subsidiaries of Indebtedness not to exceed $50 million in aggregate principal amount (such amount being exhausted in full by the $50 million in aggregate principal amount of Additional Notes offered pursuant to the offering circular, dated September 26, 2011, relating thereto);”

b. Capital Expenditures. Section 4.24 of the Indenture if hereby amended and restated in its entirety so as to read as follows:

“Section 4.24 Maximum Capital Expenditure. PES and its Restricted Subsidiaries will not allow aggregate Capital Expenditures to exceed (a) $10 million in fiscal year 2011 (which amount shall be prorated in the case of such fiscal year 2011) and (b) $30 million in each fiscal year thereafter (the “Capex Limit”); provided that, to the extent the aggregate Capital Expenditures in any one fiscal year are less than the Capex Limit, then PES and its Restricted Subsidiaries may carry forward such unused amounts to be applied in subsequent fiscal years; and provided, further, that for purposes of the Capex Limit, the following shall not be counted: (i) $160 million in anticipated expenditures for new equipment (as set forth under the “Use of Proceeds” sections in (x) the Offering Circular and (y) the offering circular as to the issuance of $50 million of Additional Notes as permitted by Section 4.09(b)(7)), (ii) additional equipment purchases permitted pursuant to Section 4.09(b)(7), (iii) the acquisition of WSB or its assets as contemplated by the Lease Purchase Agreement, and (iv) Capital Expenditures made with any Remaining Amount or the net cash proceeds of any Equity Offering. All Capital Expenditures shall first be applied to reduce the carry-forward from the previous fiscal year (or portion thereof), if any, and then to reduce the applicable Capex Limit for the current fiscal year.”

3. RATIFICATION. Except as expressly amended hereby, each provision of the Indenture shall remain in full force and effect and, as amended hereby, the Indenture is in all respects ratified and confirmed by each of PES, the Guarantor and the Trustee and Collateral Agent. Upon the execution and delivery of this First Supplemental Indenture by PES, the Guarantor and the Trustee and Collateral Agent, this First Supplemental Indenture shall form a part of the Indenture for all purposes, and PES, the Guarantor, the Trustee and Collateral Agent and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Any and all references to the “Indenture,” whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this First Supplemental Indenture (whether or not made), unless the context shall otherwise require.

4. NECESSARY CONSENTS. PES and the Guarantor represent that they have obtained all material consents necessary or advisable with the transactions contemplated by this First Supplemental Indenture.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE.

6. COUNTERPARTS. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by PES and the Guarantor.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: September 26, 2011

PLATINUM ENERGY SOLUTIONS, INC.

By:	/s/ J. Clarke Legler, II
Name: J. Clarke Legler, II
Title: Chief Financial Officer

PLATINUM PRESSURE PUMPING, INC.

By:	/s/ J. Clarke Legler, II
Name: J. Clarke Legler, II
Title: Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee and Collateral Agent

By:	/s/ Marcella Burgess
Authorized Signatory

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